EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Edesa Biotech, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value per share	Rule 457(c) and Rule 457(h)	1,380,000	(3)	$0.8988	(2)	$1,240,344	$0.0001102	$136.69
Total Offering Amounts							$1,240,344		136.69
Total Fee Offsets									-
Net Fee Due									$136.69

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from share splits, share dividends or similar transactions effected without the receipt of consideration.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on a per share price of $0.8988, the average of the high and low reported sales prices of the Registrant’s common shares on the NASDAQ Capital Market on May 22, 2023.

(3)	Represents 1,380,000 shares reserved for issuance under the Edesa Biotech, Inc. 2019 Equity Incentive Compensation Plan.